INVESTORS                                                     MEDIA
John Standley                                                 Karen Rugen
(717) 214-8857                                                (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE


                             RITE AID CORPORATION
                            EXTENDS EXCHANGE OFFER

CAMP HILL, PA.- (October 13, 2003) - Rite Aid Corporation (NYSE, PCX: RAD) announced today that it has extended its offer to the holders of $150.0 million aggregate principal amount of its 9.25% Senior Notes due 2013 to exchange such notes for a like principal amount of notes which have been registered under the Securities Act of 1933, as amended.

The exchange offer, scheduled to expire on October 10, 2003 at 5:00 p.m. New York City time, will now expire at 5:00 p.m., New York City time, on Wednesday, October 15, 2003, unless further extended by the Company. All other terms, provisions and conditions of the exchange offer will remain in full force and effect. BNY Midwest Trust Company has been appointed as exchange agent for the 9.25% Notes exchange offer. Requests for assistance or documents should be directed to BNY Midwest Trust Company at (212) 815-5920.

Rite Aid Corporation said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on October 10, 2003, approximately $148.475 million in aggregate principal amount of its 9.25% Senior Notes, had been tendered in the exchange offer. This amount represents approximately 99 percent of the outstanding 9.25% Senior Notes.

Rite Aid Corporation is one of the nation's leading drug store chains with annual revenues of nearly $16 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the Company's website at www.riteaid.com.

This notice does not constitute an offer of any securities.

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